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                                                                   EXHIBIT 10.34

                              [NOOSH letterhead]

January 6, 1999

Dave Hannebrink
25750 Moodey Rd
Los Altos Hills, CA 94022

Dear Dave,

NOOSH, Inc. (the "Company") is pleased to offer you the position of Vice President Business Development and Marketing, reporting initially to NOOSH's CEO. Your starting monthly salary will be $12,500, less payroll deductions and all required withholding.

Additionally, you and NOOSH's CEO may mutually agree upon quarterly performance milestones for which you will receive quarterly performance bonuses of $7,500 if, in the sole discretion of NOOSH's CEO, such quarterly performance milestones have been achieved.

You will further receive a start-up bonus from the Company of $30,000, such bonus to be made in four equal quarterly installments of $7,500 with the first installment to be made on your first day of employment. However, if you cease your employment with the Company for any reason prior to the first anniversary of your start date, you shall repay to the Company, immediately upon your termination date, all amounts received pursuant to the start-up bonus; and provided, further, the Company shall be entitled to offset any amount owed to you against amounts received pursuant to the start-up bonus. [Please note that both bonuses will constitute income to you, and will, therefore, be subject to withholding.]

It will further be recommended to the Board of Directors that you be granted a stock option to purchase 208,000 shares of Common Stock under NOOSH's Equity Incentive Plan. Your option will be subject to a four year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. In addition, if we achieve the revenue goals for the first two quarters of the Noosh service, it will be further recommended to the Board of Directors that you be granted a stock option to purchase 20,000 shares of Common Stock under NOOSH's Employee Stock Option Plan. Under the vesting schedule, your option shares would vest at the rate of 25% upon completion of the first year of employment, with an additional 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary. The exercise price of your stock option will not be fixed until the date of grant by the Board of Directors. We expect that the grant will occur during the two weeks following your start date. The exercise price for your option would be set equal to the fair market value of NOOSH's stock on the grant date.

NOOSH also offers a benefits package, including medical insurance coverage, two weeks vacations annually, and sick leave and paid holidays as specified by Company policy for all employees.

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Your employment with NOOSH is for no specified term and is "at will," and may be terminated by you or NOOSH at any time, with or without cause or advance notice.

This letter, the Company's standard agreement relating to proprietary rights between you and NOOSH (the "Inventions Agreement") and the form of option agreement between you and NOOSH relating to your option grant described above set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This letter may not be modified or amended, except by a written agreement, signed by the Company and you.

Dave, we believe this position will provide you with an excellent opportunity for professional growth, as well as offering you the excitement and rewards of a dynamic and growing company. NOOSH feels the single most important factor in our success will be our people. We are confident that the skills and background you bring to us will be instrumental to NOOSH's success.

Please keep a copy and return the signed original of this offer letter to me by January 8, 1999. As we've discussed, we look forward to you joining our team and starting on or before January 18, 1999.

Sincerely,

NOOSH, INC.


By:  /s/ Ofer Ben-Shachar
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    Ofer Ben-Shachar
    President and CEO



I agree to and accept this offer of employment with NOOSH, Inc.



 /s/ Dave Hannebrink          1/18/99
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Dave Hannebrink               Start Date